Exhibit 99

Titan International, Inc.

For Immediate Release
November 20, 2018

Contact:    Todd Shoot
Treasurer / VP, Investor Relations
(217) 221-4416

Titan International, Inc. Announces Receipt of Settlement Put Option Notice

QUINCY, Ill.- Titan International, Inc. (the “Company” or “Titan”) announced today that notice was received from an affiliate of the Russian Direct Investment Fund (RDIF), one of the three shareholders, of Voltyre-Prom, of its exercise, effective November 14, 2018, of the settlement put option with respect to its holdings in Voltyre-Prom, pursuant to the Shareholders’ Agreement.

The Company, together with affiliates of One Equity Partners (OEP) and RDIF, owns all of the equity interests in Voltyre-Prom, a leading producer of agricultural and industrial tires, which owns and operates an over two million square foot manufacturing facility located in Volgograd, Russia. The settlement put option may be satisfied by Titan with cash or Titan common stock, in amounts set by the Shareholders’ Agreement. Depending on the final settlement date, the cash amount is estimated to be in the range of approximately $74.3 million to $76.2 million and the share amount range is estimated to be approximately 10.172 million shares to 10.436 million shares. If paid in stock, Titan may also be obligated to pay cash to RDIF to cover any “shortfall (i.e., sale proceeds received by RDIF upon its sale of the Titan stock shortly after its receipt of such stock being less than the amount RDIF would have received had Titan paid in cash, rather than stock). At this time, OEP has not given notice of its exercise of put rights pursuant to the Shareholders’ Agreement, but it may do so through January 9, 2019.

“Titan’s Board of Directors, together with its financial advisors, is working towards adopting a course of action with respect to the put option exercise that will be in the best interests of our shareholders,” stated Paul Reitz, President and Chief Executive Officer. “It’s important to note that an affiliate of RDIF is on the U.S. Treasury’s Sectoral Sanctions List and, as a result, together with other regulatory approvals that may be required to be obtained in order to effect the settlement of the put option, approval from the Office of Foreign Assets Control (OFAC) may also be required. The closing of the put option is required to occur within 60 days of the notice of the put, or when all necessary regulatory approvals are obtained, if later. Under the Shareholders’ Agreement, if necessary regulatory approvals are not obtained as provided in the Shareholders’ Agreement, then Titan’s obligation to purchase the interest in Voltyre-Prom from RDIF would cease. There can be no assurance at this time as to the ultimate outcome of the exercise of the put option pursuant to the Shareholders’ Agreement and its effect on Titan.

“Our team at Voltyre-Prom has worked hard over the past few years to transform this plant and strengthen our capabilities. We continue to believe in the strength of the Voltyre-Prom management team and the prospects of a successful future.”

About Titan:
Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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